Exhibit 4.3



                      ULTRAMAR CORPORATION

                  CERTIFICATE OF DESIGNATIONS

           5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

           (Pursuant to Section 151(g) of the General
           Corporation Law of the State of Delaware)


               Ultramar Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

               FIRST: Ultramar Corporation (the "Corporation") was incorporated in the State of Delaware on April 28, 1992;

               SECOND: Pursuant to authority conferred upon the Board of Directors under the Certificate of Incorporation of the Corporation ("Certificate") and the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation acting at the Board of Directors' meeting held on December 3, 1996, at which a quorum was at all times present and voting, adopted resolutions, which are in full force and effect and are not in conflict with any provisions of the Corporation's Certificate or its By-laws, approving this certificate of designations and authorizing the undersigned to execute and deliver this certificate of designations setting forth the number, terms, designation, relative rights, preferences and limitations of a series of preferred stock, $.01 par value, of the Corporation as follows:

               (a) Designation. There is hereby created a class of preferred stock, $.01 par value, of this Corporation to be known as "5% Cumulative Convertible Preferred Stock" (the "5% Preferred Stock"). The number of shares of 5% Preferred Stock authorized for issuance is 1,725,000.

               (b) Stated Capital. The amount to be represented in stated capital at all times for each share of 5%
     Preferred Stock shall be $.01.

               (c) Rank. All 5% Preferred Stock shall rank prior to all of the Corporation's Common Stock, $.01 par value (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

               (d)  Dividends.  The holders of shares of 5%
     Preferred Stock shall be entitled to receive dividends at the rate of $2.50 per annum per share, and no more, which shall be fully cumulative and shall accrue without interest. Dividends will be payable in cash quarterly on March 15, June 15, September 15, and December 15 of each year commencing March 15, 1997 (except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. The amount of dividends payable per share of 5% Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount per share by four. The amount of dividends payable for any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the 5% Preferred Stock ("Junior Dividend Stock"), shall be paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or Junior Dividend Stock unless and until all accrued and unpaid dividends on the 5% Preferred Stock shall have been paid or declared and set apart for payment.

               If at any time the Corporation shall have failed to pay, or declare and set apart for payment, in full any accrued dividend on any capital stock of the Corporation ranking senior as to dividends to the 5% Preferred Stock ("Senior Dividend Stock"), in whole or in part, no dividend shall be paid or declared and set apart for payment on the 5% Preferred Stock unless and until all accrued and unpaid dividends (plus interest, if required) with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment, without interest. No full cumulative dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the 5% Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the 5% Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No dividends shall be paid or declared and set apart for payment on the 5% Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such dividends on the 5% Preferred Stock. When dividends are not paid in full upon the 5% Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of 5% Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the 5% Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of 5% Preferred Stock and the Parity Dividend Stock bear to each other.

               Any reference to "distribution" contained in this Paragraph (d) shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

               (e) Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of 5% Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon as of the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the 5% Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of 5% Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the 5% Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the 5% Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the 5% Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

               (f) Redemption at Option of the Corporation. The Corporation, at its option, may at any time prior to June 14, 2000, redeem all or any part of the 5% Preferred Stock on any date set by the Board of Directors of the Corporation by issuing for each share of 5% Preferred Stock being redeemed such number of shares of Common Stock as are equal to $50.00 divided by the Conversion Price (as defined in Paragraph (h) below), and by paying an amount in cash equal to accrued and unpaid dividends to the date fixed for redemption. The Corporation may exercise such option only if, for 20 of any 30 consecutive trading days, including the last trading day of such period, the Closing Price (as defined in Paragraph (h) below) of the Common Stock exceeds 130% of the Conversion Price of the Common Stock in effect on the last trading day of such 30-trading-day period. To exercise its redemption right under this Paragraph (f), the Corporation must issue a press release announcing the redemption prior to 9:00 a.m. New York City time on the second trading day after the end of any such 30-consecutive-trading day period described in the preceding sentence. On or after June 15, 2000, the 5% Preferred Stock is redeemable for cash, in whole or in part, at any time at the option of the Corporation, at a redemption price of $50.00 per share, plus accrued and unpaid dividends to the date fixed for redemption.

               If the Corporation intends to redeem less than all of the then-outstanding shares of 5% Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the 5% Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all 5% Preferred Stock then outstanding shall have been paid.

               Not more than 60 nor less than 15 days prior to the redemption date, and, if the redemption is to occur on or prior to June 14, 2000, not more than four days after the Corporation issues the press release required under the first paragraph of this Paragraph (f), notice by first class mail, postage prepaid, shall be given to the holders of record of the 5% Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption; the redemption price (if the 5% Preferred Stock is to be redeemed for cash); the number of shares of Common Stock to be delivered (if the 5% Preferred Stock is to be redeemed for Common Stock); the place or places for payment or delivery; that payment or delivery of the Common Stock will be made upon presentation and surrender of the certificates representing shares of 5% Preferred Stock being redeemed; that accrued but unpaid dividends to the date fixed for redemption will be paid on the date fixed for redemption; that (if the 5% Preferred Stock is to be redeemed for Common Stock) a cash adjustment for fractional shares of Common Stock will be paid on the date fixed for redemption; that conversion rights with respect to the 5% Preferred Stock will expire on the close of business on the redemption date; and that on and after the redemption date, dividends will cease to accrue on such shares. If a dividend with respect to the 5% Preferred Stock has been declared by the Board of Directors of the Corporation and if the redemption date with respect to a redemption of 5% Preferred Stock for either cash or Common Stock falls after the dividend record date established by the Board of Directors of the Corporation with respect to such dividend, but prior to the related dividend payment date, the record holders of the 5% Preferred Stock on such record date will be entitled to receive the dividend payable on the 5% Preferred Stock, notwithstanding the redemption thereof.

               Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the 5% Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 5% Preferred Stock. On or after the date fixed for redemption, as stated in such notice, each holder of the shares of 5% Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price or delivery of shares of Common Stock deliverable upon redemption, as the case may be. If less than all shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If on the date fixed for redemption a sufficient number of shares of Common Stock, if applicable, and the funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited with the transfer agent for the 5% Preferred Stock, then, notwithstanding that the certificates evidencing any shares of 5% Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to the shares of 5% Preferred Stock so called for redemption shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive any Common Stock issuable and any cash payable, without interest, upon surrender of their certificates therefor) shall terminate. Shares of 5% Preferred Stock redeemed by the Corporation will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class, and may thereafter be issued, but not as shares of 5% Preferred Stock.

               No fractional shares of Common Stock shall be issued upon redemption of 5% Preferred Stock for Common Stock, and in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares of 5% Preferred Stock redeemed at one time from the same record holder, the Corporation shall pay in cash (rounded to the nearest cent) an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last trading day with respect to the Common Stock before the redemption date, and
     (ii) such fraction of a share.

               The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon redemption of shares of 5% Preferred Stock for shares of Common Stock in a name other than that of the record holder of the shares of the 5% Preferred Stock being redeemed and the Corporation shall not be required to issue or deliver any such shares unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

               (g)  No Sinking Fund.  The shares of 5% Preferred
     Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

               (h) Conversion. The holders of the 5% Preferred Stock may, upon surrender of the certificates therefor, convert any or all of their shares of 5% Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereafter provided at any time after issuance thereof, but not later than the close of business on the date, if any, fixed for the redemption thereof in any notice of redemption given pursuant to the provisions of Paragraph (f) hereof unless there is a default in payment of cash, or the delivery of Common Stock issuable, in connection with such redemption in which case such conversion may be effected any time prior to a subsequent redemption date on which such payment of cash and/or delivery of Common Stock is made in full. Each share of 5% Preferred Stock shall be convertible at the office of the transfer agent for the 5% Preferred Stock, and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $50.00 by the Conversion Price in effect at the time of conversion. Shares of 5% Preferred Stock may be converted into full shares of Common Stock at the initial conversion price of $25.98 per share of Common Stock, subject to adjustment as hereinafter provided (the "Conversion Price"). No adjustment shall be made in respect of cash dividends on Common Stock or 5% Preferred Stock that may be accrued and unpaid at the date of surrender for conversion. Notwithstanding anything in this Paragraph (h) to the contrary, no change in the Conversion Price shall actually be made until the cumulative effect of the adjustments called for by this Paragraph (h) since the date of the last change in the Conversion Price would change the Conversion Price by more than 1%. However, once the cumulative effect would result in a change of more than 1%, then the Conversion Price shall actually be changed to reflect all adjustments called for by this Paragraph (h) and not previously made. Notwithstanding anything in this Paragraph (h) to the contrary, no change in the Conversion Price shall be made which would result in a Conversion Price of less than the par value of the Common Stock.

               The right of the holders of 5% Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing all shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of 5% Preferred Stock for shares of Common Stock or other securities or property in a name other than that of the recordholder of the shares of 5% Preferred Stock being converted and the Corporation shall not be required to issue or deliver any such shares of Common Stock or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

               A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of the 5% Preferred Stock outstanding upon the basis herein provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the Conversion Price of the Common Stock into which each share of the 5% Preferred Stock is convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding 5% Preferred Stock at the new Conversion Price.

               In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that holders of each share of 5% Preferred Stock then outstanding shall have the right thereafter to convert such share of 5% Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of 5% Preferred Stock might have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of 5% Preferred Stock the right to elect the securities, cash or other assets into which the 5% Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

               Upon the surrender of certificates representing shares of 5% Preferred Stock, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

               No fractional shares of Common Stock shall be issued upon conversion of 5% Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares of 5% Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last trading day before the conversion date and (ii) such fraction of a share.

               For the purposes of any computation pursuant to this Paragraph (h), the "Current Market Price" per share of the Common Stock shall be deemed to be the average daily Closing Prices of the Common Stock for the 30 consecutive trading days commencing 45 trading days before the date to which reference is made in subparagraphs (1) or (2) below. The "Closing Price" for each trading day shall be the last reported sales price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape, or if the Common Stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices on such day as reported by the National Association of Securities Dealers, Inc. through NASDAQ, or if the National Association of Securities Dealers, Inc. through NASDAQ shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any NYSE member firm selected from time to time by the Corporation for such purpose, or if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

               The Conversion Price shall be adjusted from time to time under certain circumstances, subject to the provisions of the last three sentences of the first paragraph of this Paragraph (h) as follows:

               (1)  In case the Corporation shall (w) pay a
               dividend or make a distribution on its Common Stock in shares of its capital stock, (x) subdivide its outstanding Common Stock into a greater number of shares, (y) combine the shares of its outstanding Common Stock into a smaller number of shares, or
               (z) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Price in effect immediately prior thereto shall be proportionately adjusted so that the holder of any 5% Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which he would have owned or have been entitled to receive after the happening of such event had the 5% Preferred Stock held by such holder been converted immediately prior to the record date (or if no record date has been established in connection with such event, the effective date) for such action. An adjustment pursuant to this subparagraph (1) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

               (2) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the record date referred to below, then in each such case the Conversion Price in effect on such record date shall be adjusted in accordance with the formula:

                                        O + N
                    C' = C divided by O + N x P
                                            M

          where

          C' = the adjusted Conversion Price.
          C  = the current Conversion Price.
          O  = the number of shares of Common Stock outstanding
                    on the record date.
          N  = the number of additional shares of Common Stock
                    offered.
          P  = the offering price per share of the additional
                    shares.
          M = the Current Market Price per share of Common Stock on the record date.

          Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Price then in effect shall be appropriately readjusted.

               Except as otherwise provided above in this Paragraph (h), no adjustment in the Conversion Price shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

               Whenever the Conversion Price is adjusted as herein provided, the Corporation shall send to the transfer agent for the 5% Preferred Stock and to the principal securities exchange, if any, on which the 5% Preferred Stock is traded, a statement signed by the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Price determined as provided in this Paragraph (h) and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders of the Corporation and upon the Corporation. Whenever the Conversion Price is adjusted, the Corporation will give notice by mail stating the adjustment and the Conversion Price at the time of, and together with, the next dividend payment to holders of record of 5% Preferred Stock. Notwithstanding the foregoing notice provisions, failure of the Corporation to give such notice or a defect in such notice shall not affect the Corporation's obligation to adjust the Conversion Price as provided herein.

               Whenever the Corporation shall propose to take any of the actions specified in the third paragraph or in subparagraphs (1) or (2) of the eighth paragraph of this Paragraph (h) which would result in any adjustment in the Conversion Price under this Paragraph (h), the Corporation shall cause a notice to be mailed at least 15 days prior to the date on which the books of the Corporation will close or on which record will be taken for such action, to the holders of record of the outstanding 5% Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure to mail the notice or defect in it shall not affect the validity of the transaction.

               Notwithstanding any other provision of this Paragraph (h), no adjustment in the Conversion Price need be made (i) for a transaction referred to in subparagraphs (1) or (2) of the eighth paragraph of this Paragraph (h) if holders of 5% Preferred Stock are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction; (ii) for sales of Common Stock pursuant to a plan for reinvestment of dividends and interest or pursuant to any employee benefit plan adopted by the Corporation; or (iii) for a change in par value of the Common Stock.

               The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is decreased, the Corporation shall mail to holders of record of 5% Preferred Stock a notice of the decrease. The Corporation shall mail the notice at least 15 days before the date the decreased Conversion Price takes effect. The notice shall state the decreased Conversion Price and the period in which it will be in effect. A decrease of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of subparagraphs (1) or (2) of the eighth paragraph of this Paragraph (h).

               (i) Voting Rights. The holders of 5% Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the 5% Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the holders of the 5% Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for and elect two directors of the Corporation (which directors shall be in addition to those directors then serving on the Board of Directors to the extent that the number of directors permitted by the Certificate is greater than the number of such directors then serving on the Board of Directors) at any meeting of stockholders of the Corporation at which directors are to be elected held during the period in which such dividends remain in arrears. Whenever the right to elect directors shall have accrued to the holders of 5% Preferred Stock, the proper officers of the Corporation shall call a meeting for the election of such directors, such meeting to be held not less than 45 nor more than 90 days after the accrual of such right. The right of the holders of the 5% Preferred Stock to vote for two directors shall terminate when all accrued and unpaid dividends on the 5% Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the 5% Preferred Stock and such Parity Dividend Stock to vote for two directors. In connection with such right to vote, each holder of 5% Preferred Stock will have one vote for each share held.

               Without the consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of 5% Preferred Stock, voting separately as a class with holders of any other class of the Corporation's preferred stock entitled to vote in such circumstances, the Corporation shall not authorize, create or issue any shares of any other class or series of Senior Dividend Stock or Senior Liquidation Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the 5% Preferred Stock, voting separately as a class with holders of any other class of preferred stock entitled to vote in such circumstances, will be required for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Certificate if the amendment, alteration or repeal would materially and adversely affect the powers, preferences or special rights of the 5% Preferred Stock.

               (j) Outstanding Shares. For purposes of this Certificate of Designations, all shares of 5% Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Paragraph (f) hereof, all shares of 5% Preferred Stock which have been so called for redemption under Paragraph (f) if the Common Stock or funds necessary for the redemption of such shares are available;
     (ii) from the date of surrender of certificates representing shares of 5% Preferred Stock, all shares of 5% Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of 5% Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

               (k)  Partial Payments.  If at any time the
     Corporation does not pay amounts sufficient to redeem all 5% Preferred Stock called for redemption by the Corporation on the redemption date set pursuant to Paragraph (f) hereof, then such funds which are paid shall be applied to redeem such 5% Preferred Stock as the Corporation may designate by lot.

               (l) Right of Action. Notwithstanding any other provision of this Certificate of Designations, if the Corporation shall default in the payment of any amount required to be paid by it in respect of the 5% Preferred Stock, each holder of 5% Preferred Stock, individually, shall have a right to bring an action for payment.

           IN WITNESS WHEREOF, Ultramar Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Patrick J. Guarino, its Senior Vice President, General Counsel and Secretary, and attested by Gregory A. Robbins, its Assistant Secretary, this 3rd day of December, 1996.

                                   ULTRAMAR CORPORATION

                                   By: /s/ PATRICK J. GUARINO

                                       Patrick J. Guarino
                                       Senior Vice President,
                                       General Counsel and Secretary



     Attest:


     By: /s/ GREGORY A. ROBBINS

         Gregory A. Robbins
         Assistant Secretary

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